Exhibit 99.1

PRESS RELEASE | October 5, 2022 | NASDAQ:PLL

SAYONA QUEBEC LAUNCHES PREFEASIBILITY STUDY FOR LITHIUM CARBONATE PRODUCTION
Study to evaluate completion of the lithium carbonate plant at North American Lithium

Spodumene concentrate production at North American Lithium remains targeted for H1 2023 with revenue potential in Q3 2023

BELMONT, NC, October 5, 2022 – Piedmont Lithium (“Piedmont”, “Company”) (Nasdaq: PLL; ASX: PLL), a leading global developer of lithium resources critical to the U.S. electric vehicle (“EV”) supply chain, today announced that Sayona Quebec, owned 75% by Sayona Mining (“Sayona”) (ASX: SYA) and 25% by Piedmont, has launched a prefeasibility study (“PFS”) for lithium carbonate production at its North American Lithium (“NAL”) operation in Quebec.

The study will evaluate potential completion and restart of the lithium carbonate plant at NAL.  The operations at NAL feature about 50% of the facilities needed to produce lithium carbonate, which were partially constructed by prior owners of the NAL operation. Sayona Quebec expects results of the PFS in H1 2023.  Further evaluation of the production of lithium carbonate or lithium hydroxide in Quebec may follow completion of the PFS study.

President and CEO of Piedmont Lithium Keith Phillips said exploring opportunities to produce lithium chemicals in Quebec is an extension of the efforts already underway at NAL. “Evaluating the completion of the lithium carbonate facilities at NAL is a logical next step in our long-term plans for Quebec.  In the near term, we continue to focus with our partners at Sayona on restart of spodumene concentrate production at NAL within H1 2023,” said Phillips. “Commercial shipments of spodumene concentrate could begin as early as Q3 2023, providing revenue generation from NAL as well as product sales through Piedmont’s offtake agreement.”

In September, Sayona Quebec announced that plans to restart spodumene concentrate production at NAL were on track with permitting and procurement of equipment well advanced and with most major items required for the NAL restart already on-site.  A major mining contract was awarded to Fournier et Fils for the operation of the NAL open pit for a four-year term.

For further information, contact:

Erin Sanders	Christian Healy/Jeff Siegel
VP, Corporate Communications	Media Inquiries
T: +1 704 575 2549	E: Christian@dlpr.com
E: esanders@piedmontlithium.com	E: Jeff@dlpr.com

About Piedmont Lithium
Piedmont Lithium (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest.  Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Québec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11).  These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, visit www.piedmontlithium.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, and construction activities of Sayona Mining and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; strategy; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont or Sayona Mining will be unable to commercially extract mineral deposits, (ii) that Piedmont’s or Sayona Mining’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this presentation and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this presentation. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.